AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (“Agreement”) dated as of April 3, 2018 is by and among Marathon Patent Group, Inc., a Nevada corporation (the Parent”), Global Bit Acquisition Corp., a Nevada corporation, and a wholly-owned subsidiary of the Parent (the “Acquirer”), and Global Bit Ventures Inc., a Nevada corporation (the “Company”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties”.

BACKGROUND AND RECITALS

WHEREAS, the Parties entered into the Agreement and Plan of Merger dated November 1, 2017 (the “Original Agreement”), which was subsequently amended on January 23, 2018 and further subsequently amended on March 19, 2018, and desire to further amend the Original Agreement;

WHEREAS, the Parties believe that it is in their mutual best interests to amend and restate the Original Agreement in order to avoid any ambiguities and to reflect the Parties agreement and as such are entering into this Amended and Restated Agreement and Plan of Merger;

WHEREAS, the Company Shareholders set forth on Schedule A own on a fully diluted basis of 100% of the presently issued and outstanding Company Shares as set forth on Schedule A;

WHEREAS, the individuals or entities set forth on Schedule A own all of the Company’s outstanding Company Debt (as hereinafter defined);

WHEREAS, the Parent is a reporting company whose common stock is quoted on the Nasdaq Capital Market;

WHEREAS, the balance of the outstanding debt of the Parent shall be exchanged for the Parent’s Series C Preferred Stock in a transaction pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”) as set forth on Schedule B attached hereto;

WHEREAS, the respective Boards of Directors of the Parent, the Company and the Acquirer deem it advisable and in the best interests of the Parent, the Company and the Acquirer that the Acquirer, respectively, merge with and into the Company (the “Merger”) pursuant to this Agreement, and the applicable provisions of the laws of the State of Nevada.

WHEREAS, the Merger is to constitute a reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization or restructuring provisions as may be available under the Code.

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NOW THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE 1

Definitions

SECTION 1.01 Definitions. In this Agreement the following terms will have the following meanings:

(a) “Acquisition Shares” means the shares of Series C Preferred Stock or Common Stock of the Parent that are being issued and delivered to the Company Shareholders at Closing pursuant to the terms of the Merger in accordance with Schedule A, annexed hereto;

(b) “Closing” means the completion (or waiver), on the Closing Date (as hereinafter defined), of the transactions contemplated hereby in accordance with Article 7 hereof;

(c) “Closing Date” means the day on which all conditions precedent to the completion of the transaction as contemplated hereby have been satisfied or waived;

(d) “Company Shares” means all of the issued and outstanding shares of the Company’s equity stock, including the Company Preferred Shares (as hereinafter defined) and the Company’s Common Stock $0.001 par value per share;

(e) “Company Shareholders” means all of the holders of the issued and outstanding Company Shares and Company Debt;

(f) “Company Preferred Shares” means the issued and outstanding shares of the Company’s Series A Preferred Stock, par value per share;

(g) “Company Preferred Shareholders” means the holders of the issued and outstanding shares of the Company’s Series A Preferred Stock;

(h) “Effective Time” means the date of the filing of appropriate Certificate of Merger in the form required by the State of Nevada;

(i) “Merger” means the merger, at the Effective Time, of the Company and the Acquirer pursuant to this Agreement;

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(j) “Surviving Company” means the Company following the merger with the Acquirer;

(k) “Parent Business” means all aspects of any business conducted by Parent and its subsidiaries, including Subsidiary (as defined herein);

(l) “Parent Common Shares” means the shares of common stock in the capital of Parent,

Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

ARTICLE 2

The Merger

SECTION 2.01 The Merger. At Closing, the Acquirer shall be merged with and into the Company pursuant to this Agreement and the separate corporate existence of the Acquirer shall cease and the Company, as it exists from and after the Closing, shall be the Surviving Company.

SECTION 2.02 Effect of the Merger. The Merger shall have the effect provided therefore by the Nevada Revised Statutes (“NRS”). Without limiting the generality of the foregoing, and subject thereto, at Closing (i) all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choices in action, and all and every other interest of or belonging to or due to the Company or the Acquirer, as a group, subject to the terms hereof, shall be taken and deemed to be transferred to, and vested in, the Surviving Company without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Company, as they were of the Company and the Acquirer, as a group, and (ii) all debts, liabilities, duties and obligations of the Company and the Acquirer, as a group, subject to the terms hereof, shall become the debts, liabilities and duties of the Surviving Company and the Surviving Company shall thenceforth be responsible and liable for all debts, liabilities, duties and obligations of the Company and the Acquirer, as a group, and neither the rights of creditors nor any liens upon the property of Company or the Acquirer, as a group, shall be impaired by the Merger, and may be enforced against the Surviving Company.

SECTION 2.03 Articles of Incorporation; Bylaws; Directors and Officers. The Articles of Incorporation of the Surviving Company from and after the Closing shall be the Articles of Incorporation of the Company as in effect immediately prior to the Closing until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the NRS. The Bylaws of the Surviving Company from and after the Closing shall be the Bylaws of the Company as in effect immediately prior to the Closing, continuing until thereafter amended in accordance with their terms, the Articles of Incorporation of the Surviving Company and as provided by the NRS. The Parent shall take all required actions so that immediately after the Closing, the board of directors of the Company shall consist of the individuals set forth on Schedule 2.03(a). The Parent shall take all required actions so that immediately after the Closing the officers and directors of the Parent shall consist of the individuals set forth on Schedule 2.03(b), holding the respective office(s) set forth next to their respective names.

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SECTION 2.04 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Acquirer or the Company, the outstanding securities of the Company and the Acquirer shall be converted as follows:

(a)	Reserved.

(b)	Conversion of Company Shares. Each Company Share that is issued and outstanding at the Effective Time, set forth on Schedule A, shall automatically be cancelled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive Acquisition Shares. The total number of Parent Common Shares on a fully diluted basis that the Company Shareholders will receive is 70,000,000, which shall equal not less than 70.0% of the Parent’s total outstanding shares on a fully diluted basis as of the Closing, unless otherwise agreed to by the Company. Such calculation is based on the Parent’s convertible debt converting at $0.80 per share and the Company acknowledges that if the market price is less than $0.80 per share it will convert at such lower market price subject to a floor of $0.40 per share which would result in the Parent having up to an additional 2,479,935 shares outstanding. Company Shareholders will receive their proportional interest in the Acquisition Shares as set forth on Schedule A. All such Company Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Acquisition Shares paid in consideration therefor upon the surrender of such certificate in accordance with this Agreement.

(c)	Conversion of Series A Preferred Stock. Each Company Preferred Share that is outstanding, at the Effective Time, as set forth on Schedule A, shall automatically be cancelled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive Acquisition Shares in the amounts set forth on Schedule A. All such Company Preferred Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto. Without limiting the generality of the foregoing, each Company Shareholder who is entitled to receive more than 2.49% of the Parent’s Common Stock may instead receive up to all of such Common Stock in the form of the Parent’s Series C Preferred Stock as set forth on Schedule A.

(d)	Conversion of existing Convertible Notes of the Company. At the Effective Time, all of the Company’s existing outstanding debt (“Company Debt”), consisting of the convertible notes set forth in the Company Disclosure Schedule shall have been cancelled and converted into Acquisition Shares as set forth on Schedule A and as of the Closing, the Company shall not have any outstanding Company Debt. Without limiting the generality of the foregoing, each holder of Company Debt who is entitled to receive more than 2.49% of the Parent’s Common Stock may instead receive shares of the Parent’s Series C Preferred Stock by giving written notice to the Parent of such election prior to the Closing Date.

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ARTICLE 3

Representations and Warranties of the Company

The Company represents and warrants to the Parent as provided below, except as set forth in a schedule (the “Company Disclosure Schedule”) (it being understood and agreed that disclosure of any event, item or occurrence set forth in the Company Disclosure Letter shall apply to, qualify or modify the Section or subsection to which it corresponds). For purposes of this Agreement a “Company Material Adverse Effect” shall mean a material adverse change or event in the business, results of operations, or financial condition of the Company or adversely affecting the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the transactions contemplated by this Agreement. For purposes of this clause, a “Company Material Adverse Effect” shall not include any effects, events, developments or changes arising out of or resulting from (A) changes or conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in the industries in which the Company operates, (C) changes in general legal, tax, regulatory, political or general economic conditions affecting the Company in each case, proposed, adopted or enacted after the date hereof, or the interpretation or enforcement thereof, with the exception of any law that would prevent the business of the Company to be concluded in the ordinary course and in accordance with past practice or that would prevent or substantially impair the consummation of the transactions pursuant to this Agreement, (D) natural disasters, (E) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism, (F) any action taken by Parent or its affiliates in bad faith or in violation of this Agreement, or (G) any matter fully, fairly, and specifically disclosed in the Company Disclosure Schedule.

Article I Article II Article III

Section 3.01 Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite organizational power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect on the Company. The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to the Parent true and complete copies of the certificate of incorporation and Bylaws, each as amended to the date of this Agreement (as so amended, the “Company Charter Documents”). The Company owns or controls, directly or indirectly, all of the capital stock or comparable equity interests of each subsidiary (each, a “Subsidiary”) listed in the Company Disclosure Schedule, free and clear of any lien, and all issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights. As of the date hereof, the Company does not have any Subsidiaries. If as of the Closing Date, the Company does not have any subsidiaries, all other references in this Agreement to Subsidiaries shall be disregarded.

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Section 3.02 Capital Structure. The Company is authorized to issue 200,000,000 shares of Common Stock of which 4,870,000 are issued and outstanding, 20,000,000 shares of preferred stock of which 10,000 have been designated as Series A Preferred Stock and of which 5,400 are issued and outstanding (the “Capital Stock”). The Company’s Capital Stock is set forth in the Company Disclosure Schedule. Other than the Capital Stock no other shares of Common Stock or preferred stock are issued, reserved for issuance or outstanding. All outstanding shares of Capital Stock including the Company’s Common Stock and Series A Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of its state of formation, the Company Charter Documents or any Contract (as hereinafter defined) to which the Company is a party or otherwise bound. Other than as set forth in the Company Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Stock may vote (“Voting Company Debt”). Except as otherwise set forth herein, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, equity interests in, or any security convertible or exercisable for or exchangeable into any equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Common Stock of the Company.

Section 3.03 Authority; Execution and Delivery; Enforceability. The Company has all requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance of its obligations under this Agreement have been duly authorized and approved by the Board of Directors of the Company and the owners of all the voting capital stock of the Company and no other proceedings on the part of the Company are necessary to authorize this Agreement and the Merger. When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity (regardless of whether enforcement is sought in equity or at law). Except for the approval of the holders of the Company’s capital stock having the right to vote, no consent, approval or agreement of any individual or entity is required to be obtained by the Company in connection with the execution and performance by the Company of this Agreement or the execution and performance by the Company of any agreements, instruments or other obligations entered into in connection with this Agreement.

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Section 3.04 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien, security interest, pledge, equities or claims of any kind, voting trusts or other encumbrances (collectively “Liens”) upon any of the properties or assets of the Company under any provision of (i) the Company Charter Documents, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company is a party or by which any of its respective properties or assets is bound or (iii) any material judgment, order or decree (“Judgment”) or material statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”) applicable to the Company or its properties or assets.

(b) Except for required filings by the Parent with the Securities and Exchange Commission (“Commission” or “SEC”) Commission and applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the performance by the Company of its obligations under this Agreement.

Section 3.05 Taxes.

(a) The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns were correct and complete in all material respects except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

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(b) If applicable, the Company has established an adequate reserve reflected on its financial statements for all Taxes payable by the Company (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

Section 3.06 Benefit Plans. The Company does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company (collectively, “Company Benefit Plans”). As of the date of this Agreement, except as set forth in the Company Disclosure Schedule, there are no employment, consulting, indemnification, severance or termination agreements or arrangements between the Company and any current or former employee, officer or director of the Company, nor does the Company have any general severance plan or policy.

Section 3.07 Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”). Neither the Company nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

Section 3.08 Compliance with Applicable Laws. To the best of its knowledge, the Company is in material compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. This Section does not relate to matters with respect to Taxes, which are the subject of Section 3.05 hereof.

Section 3.09 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Parent or the Company is obligated in connection with the transactions contemplate by this Agreement based upon arrangements made by or on behalf of the Company.

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Section 3.10 Contracts. Except as set forth in the Company Disclosure Schedule there are no contracts that are material to the business properties, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries taken as a whole. The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Except as set forth in the Company’s Disclosure Schedule, the Company’s execution of this Agreement and the consummation of the transactions contemplated herein would not violate any Contract to which the Company or any of its Subsidiaries is a party nor will the execution of this Agreement or the consummation of the transactions consummated hereby violate or trigger any “change in control” provision or covenant in any Contract to which the Company or any Subsidiary is a party.

Section 3.11 Title to Properties. The Company does not own any real property. The Company has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Company has leasehold interests, are free and clear of all Liens other than those Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company to conduct business as currently conducted or result in or would reasonably be expected to result in a Company Material Adverse Effect.

Section 3.12 Intellectual Property. Company for itself and all subsidiaries represents and warrants to Parent as follows:

(a) the Company has provided Parent in writing a complete and accurate list and provided Parent with the right to inspect true and complete copies of all software, patents and applications for patents, trademarks, trade names, service marks, and copyrights, and applications therefore, owned or used by Company or in which it has any rights or licenses, except for software used by Company and generally available on the commercial market. Company has provided Parent with a complete and accurate description of all agreements or provided Parent with the right to inspect true and complete copies of all agreements of Company with each officer, employee or consultant of Company (or any subsidiary of the Company) providing Company (or any subsidiary of the Company) with title and ownership to patents, patent applications, trade secrets and inventions developed or used by Company in its business. All of such agreements are valid, enforceable and legally binding, subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

(b) Company owns or possesses licenses or other rights to use all computer software, software programs, patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, propriety know-how or information, or other rights with respect thereto (collectively referred to as “Proprietary Rights”), used in the business of Company, and the same are sufficient to conduct Company business as it has been and is now being conducted.

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(c) The operations of Company do not conflict with or infringe, and no one has asserted to Company that such operations conflict with or infringe on any Proprietary Rights owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeal pending against Company with respect to any Proprietary Rights, and none has been threatened against Company. There are no facts or alleged fact which would reasonably serve as a basis for any claim that Company does not have the right to use, free of any rights or claims of others, all Proprietary Rights in the conduct of the business of Company as it has been and is now being conducted.

(d) To the knowledge of Company, no current employee of Company (or any subsidiary of the Company) is in violation of any term of any employment contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee with Company or any previous employer.

Section 3.13 Insurance. The Company does not hold any insurance policy.

Section 3.14 Transactions With Affiliates and Employees. Except as set forth in the Company Disclosure Schedule, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 3.15 Application of Takeover Protections. The Company is not subject to any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company Charter Documents or the laws of its state of formation that is or could become applicable to Company as a result of the Company fulfilling its obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Acquisition Shares and the Company Shareholder’s ownership of the Acquisition Shares.

Section 3.16 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. The Company believes that its and its Subsidiaries’ relations with their respective employees are good. The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

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Section 3.17 ERISA Compliance; Excess Parachute Payments. The Company does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Company Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Company.

Section 3.18 No Additional Agreements. The Company does not have any agreement or understanding with respect to the Merger other than as specified in this Agreement.

Section 3.19 Investment Company. The Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.20 Disclosure. All disclosure provided to the Parent regarding the Company, its business and the transactions contemplated by this Agreement, furnished by or on behalf of the Company (including the Company Shareholder’s and Company’s representations and warranties set forth in this Agreement and the Company Disclosure Schedule) are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.21 Absence of Certain Changes or Events. Except in connection with the transactions contemplated by this Agreement and as disclosed in the Company Disclosure Schedule, since inception, the Company has conducted its business only in the ordinary course, and there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

(e) any material change to a material Contract by which the Company or any of its assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and does not materially impair the Company’s ownership or use of such property or assets;

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(g) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h) any alteration of the Company’s method of accounting or the identity of its auditors;

(i) any declaration or payment of dividend or distribution of cash or other property to the Company Shareholders or the Company Preferred Shareholders or any purchase, redemption or agreements to purchase or redeem any of the Common Stock or preferred stock of the Company;

(j) any issuance of equity securities to any officer, director or affiliate; or

(k) any arrangement or commitment by the Company to do any of the things described in this Section.

Section 3.22 Foreign Corrupt Practices. Neither the Company, nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 3.23 Licenses and Permits. The Company has obtained and maintains all federal, state, local and foreign licenses, permits, consents, approvals, registrations, memberships, authorizations and qualifications required to be maintained in connection with the operations of the Company as presently conducted and as proposed to be conducted the absence of which has caused or is reasonably likely to cause a Company Material Adverse Effect. The Company is not in default under any of such licenses, permits, consents, approvals, registrations, memberships, authorizations and qualifications except for such defaults that have not caused or would not reasonably be likely to result in a Company Material Adverse Effect.

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Section 3.24 Reserved.

Section 3.25 Indebtedness. Except as set forth in the Company Disclosure Schedule, neither the Company nor any Subsidiary (i) has any outstanding Indebtedness (as defined below), (ii) is in violation of any term of or is in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Company Material Adverse Effect, and (iii) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company’s officers, has or is expected to have a Company Material Adverse Effect. For purposes of this Agreement: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof and any other legal entity.

Section 3.26 Money Laundering. The Company and its Subsidiaries are in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

Section 3.27 Management. Since August 9, 2017, no current officer or director or, to the knowledge of the Company, no former officer or director or current ten percent (10%) or greater member of the Company or any of its Subsidiaries has been the subject of:

(a) a petition under bankruptcy laws or any other insolvency or moratorium law or the appointment by a court of a receiver, fiscal agent or similar officer for such Person, or any partnership in which such person was a general partner at or within two years before the filing of such petition or such appointment, or any corporation or business association of which such person was an executive officer at or within two years before the time of the filing of such petition or such appointment;

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(b) a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations that do not relate to driving while intoxicated or driving under the influence);

(c) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining any such person from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of securities laws or commodities laws;

(d) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any authority barring, suspending or otherwise limiting for more than 60 days the right of any such person to engage in any activity described in the preceding sub paragraph, or to be associated with persons engaged in any such activity;

(e) a finding by a court of competent jurisdiction in a civil action or by the Commission or other authority to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the Commission or any other authority has not been subsequently reversed, suspended or vacated; or

(f) a finding by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding has not been subsequently reversed, suspended or vacated.

Section 3.28 Public Utility Holding Act. None of the Company nor any of its Subsidiaries is a “holding company,” or an “affiliate” of a “holding company,” as such terms are defined in the Public Utility Holding Act of 2005.

Section 3.29 Federal Power Act. None of the Company nor any of its Subsidiaries is subject to regulation as a “public utility” under the Federal Power Act, as amended.

Section 3.30 No Undisclosed Events, Liabilities, Developments or Circumstances. To the best knowledge of the Company no event, liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur with respect to the Company, any of its Subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that in the reasonable judgment of the Company (i) has not already been made known to the Parent; or (ii) could have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Schedule, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise). The Company Disclosure Schedule sets forth all financial and contractual obligations and liabilities (including any obligations to issue equity or other securities of the Company) due after the date hereof.

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Section 3.31 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Company Shareholders nor the Company has made any representation or warranty, express or implied, concerning the Company, its financial condition, results of operations, assets, or prospects, and such representations and warranties supersede any prior statements made by any person regarding the transactions contemplated by this Agreement.

ARTICLE 4

Representations and Warranties of the Parent

The Parent represents and warrants as described below to Company Shareholders and the Company, that, except as set forth in Parent SEC Documents (as defined in Section 4.06(a) herein and then only if: (x) the Parent SEC Document is disclosed by form and date of filing; and (y) it is reasonably apparent that any event, item or occurrence disclosed in such Parent SEC Documents is an event, item or occurrence that relates to a matter covered by any representation or warranty set forth in this Article) or in a Disclosure Schedule delivered by the Parent to the Company (the “Parent Disclosure Schedule”) (it being understood and agreed that disclosure of any event, item or occurrence set forth in the Parent Disclosure Letter shall apply to, qualify or modify the Section or subsection to which it corresponds). For purposes of this Agreement a “Parent Material Adverse Effect” shall mean a sustained material adverse change or event in the business, results of operations, or financial condition of the Parent or adversely affecting the ability of the Parent to perform its obligations under this Agreement or on the ability of the Parent to consummate the transactions contemplated by this Agreement. For purposes of this clause, a “Parent Material Adverse Effect” shall not include any effects, events, developments or changes arising out of or resulting from (A) changes or conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in the industries in which the Parent operates, (C) changes in general legal, tax, regulatory, political or general economic conditions affecting the Parent in each case, proposed, adopted or enacted after the date hereof, or the interpretation or enforcement thereof, with the exception of any law that would prevent the business of the Parent to be concluded in the ordinary course and in accordance with past practice or that would prevent or substantially impair the consummation of the transactions contemplated by this Agreement, (D) natural disasters, (E) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism, (F) any action taken by Company or its respective affiliates in bad faith or in violation of this Agreement, or (G) any matter fully, fairly, and specifically disclosed in the Parent Disclosure Schedule.

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Article I Article II Article III Article IV

Section 4.01 Organization, Standing and Power. The Parent is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The Parent is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Parent Material Adverse Effect. The Parent has delivered to the Company true and complete copies of the Articles of Incorporation of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the Bylaws of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws” and collectively, the Parent Charter and the Parent Bylaws are referred to as the “Parent Charter Documents”). Acquirer is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full organizational power and authority to enter into this Agreement. Acquirer has not conducted any business. Merger Sub has no liabilities of whatever kind or nature or any obligations other than as provided for in this Agreement.

Section 4.02 Subsidiaries; Equity Interests. Other than as disclosed the Parent SEC Documents, the Parent does not own, directly or indirectly, any capital stock, partnership interest, joint venture interest or other equity interest in any person.

Section 4.03 Capital Structure. The authorized capital stock of the Parent consists of two hundred million (200,000,000) shares of Common Stock, and one hundred million (100,000,000) shares of preferred stock, par value $0.0001 per share, of which 19,327,940 and 1,911.107 are issued and outstanding, respectively. Parent also has warrants outstanding for the purchase of 728,765 shares of its Common Stock, and options outstanding for the purchase of 225,674 shares of its Common Stock. In addition, Parent has $1,983,948 in outstanding convertible debt that may be converted into no more than 4,959,870 shares of Common Stock (based on the floor price of $0.40 per share). No other shares of capital stock or other voting securities of the Parent are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of the Parent, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, the Parent Charter, the Parent Bylaws or any Contract to which the Parent is a party or otherwise bound. Except as set forth in the Parent Disclosure Schedule as of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Acquisition Shares Stock may vote (“Voting Parent Debt”). Except as set forth in the Parent Disclosure Schedule, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Parent is a party or by which it is bound (i) obligating the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Parent or any Voting Parent Debt, (ii) obligating the Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Parent. Except as set forth in the Parent Disclosure Schedule, the Parent is not a party to any agreement granting any security holder of the Parent the right to cause the Parent to register shares of the capital stock or other securities of the Parent held by such security holder under the Securities Act.

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Section 4.04 Authority; Execution and Delivery; Enforceability. The execution and delivery by the Parent of this Agreement and the consummation by the Parent of the transactions contemplated by this Agreement have been duly authorized and approved by the Board of Directors of the Parent and other than approval of this Agreement and the Merger by the holders of the Parent’s capital stock having the right to vote thereon(“Parent’s Shareholder Approval”), no other corporate proceedings on the part of the Parent are necessary to authorize this Agreement and the transactions contemplated by this Agreement. Subject to the obtaining the Parent’s Shareholder Approval, this Agreement constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with the terms hereof.

Section 4.05 No Conflicts; Consents.

(a) Subject to the Parent’s Shareholder Approval, the acceleration of effectiveness of the Registration Statement on Form S-4 filed by the Parent with the Commission to register the shares of Common Stock of the Parent being issued to the Company Shareholders and the shares of Parent’s Common Stock issuable upon conversion of the Series C Preferred Stock being issued to the Company Shareholders in accordance with this Agreement (the “S-4 Registration Statement”), the execution and delivery by the Parent of this Agreement and the transactions contemplated by this Agreement do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Parent under, any provision of (i) the Parent Charter or Parent Bylaws, (ii) any material Contract to which the Parent is a party or by which any of its properties or assets is bound or (iii) subject and required filing with the Commission and any required blue sky filings, any material Judgment or material Law applicable to the Parent or its properties or assets, other than, in any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger, other than the (A) filing with the Commission of reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the S-4 Registration Statement, (C) filings under state “blue sky” laws, as each may be required in connection with this Agreement and the transactions contemplated by this Agreement and the Parent’s Shareholder Approval.

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Section 4.06 SEC Documents; Undisclosed Liabilities.

(a) The Parent has filed or furnished (as applicable) all Parent SEC Documents since December 31, 2016, pursuant to Sections 13 and 15 of the Exchange Act or Section 5 of the Securities Act, as applicable, and applicable regulations promulgated thereunder and together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by Parent with the SEC, together will all amendments thereto and including all exhibits and schedules thereto and documents incorporated by reference therein collectively the “Parent SEC Documents”.

(b) As of its respective filing date, or in the case of Parent SEC Documents that are registration statements filed pursuant to the Securities Act, as of their respective effective dates, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Parent included in the Parent SEC Documents: (i) have been prepared from and in accordance with, and accurately reflect, the books and records of Parent and its Subsidiaries in all material respects; (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (iii) have been prepared in accordance with the U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as may be indicated in the notes thereto or, for normal and recurring year-end adjustments as may be permitted by the SEC on Form 10-Q or Form 8-K or any successor or like form) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iv) fairly present the financial position of Parent and Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

Section 4.07 Internal Controls; Sarbanes-Oxley Act.

(a) Except as disclosed in the Parent SEC Documents, Parent and its Subsidiaries have implemented and maintain internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of Parent financial statements in accordance with GAAP, which includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and disposition of the assets of Parent and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of Parent financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of Parent’s management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on the Parent financial statements.

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(b) Except as disclosed in the Parent SEC Documents, Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to Parent’s auditors and the audit committee of the Board of Directors of Parent, if any (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

Section 4.08 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents or in the Parent Disclosure Schedule, from the date of the most recent audited financial statements included in the Parent SEC Documents to the date of this Agreement, the Parent has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Parent from that reflected in the Parent SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Parent Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect;

(c) any waiver or compromise by the Parent of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Parent Material Adverse Effect;

(e) any material change to a material Contract by which the Parent or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any mortgage, pledge, transfer of a security interest in, or lien, created by the Parent, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Parent’s ownership or use of such property or assets;

(h) any loans or guarantees made by the Parent to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

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(i) any declaration, setting aside or payment or other distribution in respect of any of the Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Parent;

(j) any alteration of the Parent’s method of accounting or the identity of its auditors;

(k) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing option plans of the Parent; or

(l) any arrangement or commitment by the Parent to do any of the things described in this Section.

Section 4.09 Taxes.

(a) The Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Parent. The Parent is not bound by any agreement with respect to Taxes.

Section 4.10 Litigation. Except as disclosed in the Parent SEC Documents or the Parent Disclosure Schedule, there is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Acquisition Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect and neither the Parent nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

Section 4.11 Compliance with Applicable Laws. Except as disclosed in the Parent SEC Documents or the Parent Disclosure Schedule, the Parent is in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in the Parent SEC Documents, the Parent has not received any written communication during the past two years from a Governmental Entity that alleges that the Parent is not in compliance in any material respect with any applicable Law. The Parent is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Parent Material Adverse Effect.

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Section 4.12 Contracts. Except as disclosed in the Parent SEC Documents or the Parent Disclosure Schedule, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Parent taken as a whole. The Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.13 Title to Properties. The Parent has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Parent has leasehold interests, are free and clear of all Liens and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Parent to conduct business as currently conducted or result in or would reasonably be expected to result in a Parent Material Adverse Effect. The Parent has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.

Section 4.14 Disclosure. All disclosure provided to the Company regarding the Parent, its business and the transactions contemplated by this Agreement, furnished by or on behalf of Parent (including Parent’s representations and warranties set forth in this Agreement and the Parent Disclosure Schedule) are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein in light of the circumstances under which they were made, not misleading.

Section 4.15 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Parent or the Company is obligated in connection with the transactions contemplate by this Agreement based upon arrangements made by or on behalf of the Parent.

Section 4.16 Application of Takeover Protections. The Parent is not subject to any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent Charter Documents or the laws of its state of formation that is or could become applicable to Parent as a result of the Parent fulfilling its obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Acquisition Shares and the Company Shareholder’s ownership of the Acquisition Shares.

Section 4.17 Money Laundering. The Parent is in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

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Section 4.18 No Undisclosed Events, Liabilities, Developments or Circumstances. Except as set forth in the Parent SEC Documents or the Parent Disclosure Schedule, to the best knowledge of the Parent no event, liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur with respect to the Parent or its business, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that in the reasonable judgment of the Parent (i) has not already been made known to the Company or the Company Shareholders; or (ii) could have a Parent Material Adverse Effect. Except as set forth in the Parent SEC Documents or the Parent Disclosure Schedule, the Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise). The Parent Disclosure Schedule and/or the Parent SEC Documents set forth all financial and contractual obligations and liabilities (including any obligations to issue equity or other securities of the Parent) due after the date hereof.

Section 4.19 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement the Parent has not made any representation or warranty, express or implied, concerning the Parent, its financial condition, results of operations, assets, or prospects, and such representations and warranties supersede any prior statements made by any person regarding the Merger or the transactions contemplated by this Agreement.

Section 4.20 Foreign Corrupt Practices. Neither the Parent, nor, to the Parent’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Parent has, in the course of its actions for, or on behalf of, the Parent (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE 5

Covenants

SECTION 5.01 Conduct of Business. Until the Closing, the Company shall conduct its business diligently and in the ordinary course consistent with the manner in which the Company has been operated up to the date of execution of this Agreement.

SECTION 5.02 Exclusivity. Subject to any fiduciary obligations applicable to its boards of directors, the Company and the Parent shall not (and shall not cause or permit any of their affiliates to) engage in any discussions or negotiations with any person or take any action that would be inconsistent with the transactions contemplated by this Agreement. The Company shall notify the Parent immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. The Parent shall notify the Company immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

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SECTION 5.03 Public Announcements. The Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to the Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

SECTION 5.04 Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated. Notwithstanding the above provision regarding expenses, in the event that the Closing of the Merger does not occur by August 9, 2018 (the “Termination Date”) or the Parent’s Shareholders fail to approve the Merger by the Termination Date, than the Parent shall issue the Company 3,000,000 Parent Common Shares (the “Break-Up Shares”) as a break-up fee to offset the Company’s expenses incurred in connection with this transaction, except that the Break-Up Shares shall not be issuable in the event that the Closing docs not occur as a result of a Company Material Adverse Effect. In the event that the Break-Up Shares are issuable pursuant to the above provision and the Parent fails to cause its transfer agent to issue Break Up Shares within five days of the Termination Date, the Parent will issue the Company an additional 1% of Break-Up Shares for each day, after the five days, that the Break –Up Shares have not yet been issued.

ARTICLE 6

Conditions Precedent

SECTION 6.01 Conditions Precedent in favor of Parent. Parent’s obligations to carry out the transactions contemplated hereby are subject to the fulfillment (or waiver by Parent) of each of the following conditions precedent on or before the Closing:

(a)	all documents or copies of documents, securities issuances and wire transfers required to be executed and delivered to Parent as set forth in Article 7 hereof will have been so executed and delivered;

(b)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Company at or prior to the Closing will have been complied with or performed;

(c)	title to the Company Shares held by the Company Shareholders will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever;

(d)	the Certificate of Merger shall be executed by the Company in form acceptable for filing with the Nevada Secretary of State;

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(e)	the Company shall not have any debt, including but not limited to the Company Debt set forth in the Company disclosure schedule except for debt incurred in the ordinary course of the Company’s business and except that the Company may issue additional convertible promissory notes provided that such convertible notes will automatically convert into Parent Common Shares on the Closing and such Shares shall be part of the 70,000,000 shares provided for in Section 2-04(b) hereof.

(f)	the capitalization structure of the Company shall be as set forth in Schedule 6.01 attached hereto;

(g)	there will not have occurred:

(i)	any material adverse change in the financial position or condition of the Company its liabilities or the Company Assets or any damage, loss or other change in circumstances materially and adversely affecting the Company Business or the Company Assets or Company’s right to carry on the Company Business, other than changes in the ordinary course of business, none of which has been materially adverse, or
(ii)	any damage, destruction, loss or other event, including changes to any laws or statutes applicable to the Company or the Company Business (whether or not covered by insurance) materially and adversely affecting Company, the Company Business or the Company Assets;

(h)	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any;

(i)	the Company shall have received an evaluation of the Company and the consideration of the acquisition shares of the Parent being received by the Company Shareholders that is reasonably acceptable to the Parent’s Board of Directors;

(j)	all representations and warranties of the Company contained herein shall be true and correct as of the Closing Date; and

(k)	the holders of all of the outstanding securities entitled to vote thereon shall have approved the Merger and the transactions contemplated by this Agreement.

SECTION 6.02 Waiver by Parent. The conditions precedent set out in the preceding section are inserted for the exclusive benefit of Parent and any such condition may be waived in whole or in part by Parent at or prior to Closing by delivering to the Company a written waiver to that effect signed by Parent. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing, Parent shall be released from all obligations under this Agreement.

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SECTION 6.03 Conditions Precedent in Favor of the Company. The obligations of the Company to carry out the transactions contemplated hereby are subject to the fulfillment of each of the following conditions precedent on or before the Closing:

(a)	all documents or copies of documents, securities issuances and wire transfers required to be executed and delivered to Parent as set forth in Article 7 hereof will have been so executed and delivered;

(b)	the shareholders of Parent shall have approved the execution of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Company or the Acquirer at or prior to the Closing shall have been complied with or performed;

(d)	Company shall have completed its review and inspection of the books and records of Parent and its subsidiaries and shall be reasonably satisfied with same in all material respects;

(e)	Parent will have delivered the Acquisition Shares to be issued pursuant to the terms of the Merger to the Company Shareholders at the Closing and the Acquisition Shares will be registered on the books of Parent in the name of the Company Shareholders at the Effective Time;

(f)	title to the Acquisition Shares will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever;

(g)	the Certificates of Merger shall be executed by the Acquirer in form acceptable for filing with the Nevada Secretary of State;

(h)	the Parent’s current board shall be comprised of the individuals set forth on Schedule 2.03(a).

(i)	the individuals set forth on Schedule 2.03 (b) shall have been appointed to the positions set forth to the right of their respective names;

(j)	Parent shall have received approval from Nasdaq pertaining to the consummation of the Merger and execution of this Agreement;

(k)	The Company shall have received an evaluation of the Company and the consideration of the acquisition shares of the Parent being received by the Company Shareholders that is reasonably acceptable to the board of directors of the Company; and

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(l)	The Outstanding debt of the parent in the amount of $1,983,948 shall have been exchanged for the Parent’s Series E Preferred Stock in a transaction pursuant to Section 3 (a)(9) of the Securities Act as set forth on Schedule B attached hereto.

(m)	there will not have occurred

(i)	any material adverse change in the financial position or condition of Parent, its subsidiaries, their assets or liabilities or any damage, loss or other change in circumstances materially and adversely affecting Parent or the Parent Business or Parent’s right to carry on the Parent Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

(ii)	any damage, destruction, loss or other event, including changes to any laws or statutes applicable to Parent or the Parent Business (whether or not covered by insurance) materially and adversely affecting Parent, its subsidiaries or its assets;

(n)	The Parent shall have filed a Registration Statement on Form S-4 with the SEC covering the shares of Parent’s common stock to be issued to the Company Shareholders in the Merger and the shares of Common Stock issuable upon conversion of the Series C Preferred Stock to be issued to the Company Shareholders in the Merger and the SEC shall have declared such registration statement effective.

(o)	The Company shall have received in opinion of Parent’s counsel in a customary from that is acceptable to the Company’s counsel;

(p)	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any;

(q)	all representations and warranties of Parent and the Acquirer contained herein shall be true and correct as of the Closing Date;

(r)	the Parent shall have filed the Certificate of Designations, Preferences and rights of the 0% Series C Convertible Preferred Stock of the Parent shall substantially in the form attached as Exhibit A shall have been filed with the Secretary of State of the Stat of Nevada; and

(s)	the shareholders of the Parent having the right to vote thereon shall have approved the Merger.

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SECTION 6.04 Waiver by Company. The conditions precedent set out in the preceding section are inserted for the exclusive benefit of Company and any such condition may be waived in whole or in part by Company at or prior to the Closing by delivering to Parent a written waiver to that effect signed by Company. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing Company shall be released from all obligations under this Agreement.

ARTICLE 7

CLOSING

SECTION 7.01 Outside Closing Date. The Merger and the other transactions contemplated by this Agreement will be closed on or before [June 28, 2018] subject to mutual 30 day extensions (the “Termination Date”), in accordance with the closing procedure set out in this Article.

SECTION 7.02 Documents to be Delivered by the Company. On or before the Closing, the Company will deliver or cause to be delivered to the Parent:

(a)	all reasonable consents or approvals required to be obtained by the Company for the purposes of completing the Merger and preserving and maintaining the interests of the Parent under any and all Company Material Contracts and in relation to Company Assets;

(b)	an officers certificate containing articles, bylaws, and certified copies of such resolutions of the shareholders and directors of the Company as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(c)	an acknowledgement from Company of the satisfaction of the conditions precedent set forth in section 6.01 hereof;

(d)	such other documents as Parent may reasonably require to give effect to the terms and intention of this Agreement.

SECTION 7.03 Documents to be Delivered by Parent. On or before the Closing, Parent and the Acquirer shall deliver or cause to be delivered to the Company:

(a)	a irrevocable transfer agent instruction letter for issuance of the Acquisition Shares to the Company Shareholders, which has been preapproved by the Parent’s transfer agent;

(b)	an officers certificate containing articles, bylaws, and certified copies of such resolutions of the directors of Parent and the Acquirer as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

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(c)	a certified copy of a resolution of the Shareholders of Parent t dated as of the Closing Date approving this Agreement and the Merger;

(d)	an acknowledgement from Parent of the satisfaction of the conditions precedent set forth in Section 6.03 hereof;

(e)	such other documents as the Company may reasonably require to give effect to the terms and intention of this Agreement.

ARTICLE 8

Miscellaneous

SECTION 8.01 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent or the Acquirer, to:

11601 Wilshire Blvd., Ste. 500

Los Angeles, California 90025

With a copy to:

Sichenzia Ross Ference Kesner LLP

1185 Avenue of the Americas, 37th Floor

New York, New York, 10036

Attn: Harvey J. Kesner, Esq.

If to the Company, to:

Global Bit Ventures, Inc.

[                                    ]

With a copy to:

Grushko & Mittman, P.C.

515 Rockaway Avenue

Valley Stream, N.Y. 11581

Att: Barbara R. Mittman

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SECTION 8.02 Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and Parent. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

SECTION 8.03 Replacement of Securities. If any certificate or instrument evidencing any Acquisition Securities is mutilated, lost, stolen or destroyed, the Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefore, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement certificate or instrument. If a replacement certificate or instrument evidencing any Acquisition Securities is requested due to a mutilation thereof, the Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

SECTION 8.04 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Company and Parent and the Company will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 8.05 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”.

SECTION 8.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.07 Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and facsimile or electronic delivery of this Agreement is legal, valid and binding for all purposes.

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SECTION 8.08 Captions and Section Numbers. The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

SECTION 8.09 Section References and Schedules. Any reference to a particular “Article”, “section”, “paragraph”, “clause” or other subdivision is to the particular Article, section, clause or other subdivision of this Agreement and any reference to a Schedule by letter will mean the appropriate Schedule attached to this Agreement and by such reference the appropriate Schedule is incorporated into and made part of this Agreement.

SECTION 8.10 Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Company Disclosure Schedule and the Parent Disclosure Schedule, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the transactions contemplated by this Agreement and (b) are not intended to confer upon any person other than the Parties any rights or remedies. The representations and warranties of the Company Shareholder and the Company contained in this Agreement shall survive the Closing and the termination of this Agreement.

SECTION 8.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to principles of conflicts of laws. Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the Federal or state courts sitting in the State of New York, New York County and the parties hereby waive any and all rights to trial by jury.

SECTION 8.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

The Parent:

MARATHON PATENT GROUP, INC.

By:	/s/ Merrick Okamoto

The Acquirer:

GLOBAL BIT ACQUISITION CORP

By:	/s/ Merrick Okamoto

The Company:

GLOBAL BIT VENTURES, INC.

By:	/s/ Charles Allen

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Schedule A

Name of Shareholder	Type of Security of Global Bit Ventures, Inc. Security Held	Number of shares of Series C Preferred to be issued*	Number of Shares of Common Underlying Series C Preferred	Number of Shares of the Common Stock of Marathon Patent Group, Inc. Common Stock to be issued
Jesse Sutton	Common			164,051
Meesha Investments LLC	Common			164,051
Whittemore Investments LLC	Common	14,765	1,476,500
Peter Benz	Common			164,051
Robert O’Braitis	Common			65,621
Daniel Brauser	Common			65,621
Birchtree Capital LLC	Common			131,241
Grander Holdings Inc 401K	Common			131,241
Richard Molinsky	Common			78,745
Noble Wells	Common			65,621
David Silverman	Common			98,431
Horberg Enterprises LP	Common			65,621
Erick Richardson	Common			196,861
Mike Ho	Common			131,241
Andrew Schwartzberg	Common			196,861
Palladium Capital Advisors, LLC	Common Issuable on Closing			65,621
Northurst Inc	Preferred	147,644	14,764,421
Azzurra Holdings LLC	Preferred	147,645	14,764,500
Deane A. Gilliam 2017 Irrevocable Family Trust	Preferred	6,562	656,200
9288-1473 Quebec Inc	Preferred	52,496	5,249,600

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Schedule B

Name of Debt Holder	Amount of Debt Being Converted	Number of shares of Series C Preferred to be issued*	Number of Shares of Common Underlying Series C Preferred	Number of Shares of the Common Stock of Marathon Patent Group Common Stock to be issued
Alchimista Inc.	$6,000,000 CAD	190,000	19,000,000
Deane A. Gilliam 2017 Irrevocable Family Trust	$250,000	8,203	820,300
Northurst Inc	$1,750,000	57,418	5,741,800
Azzurra Holdings LLC	$1,750,000	57,418	5,741,800

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Parent Schedule 4.02 Capitalization

Current (Post-Reverse and on an As Converted Basis)
Common Stock	19,327,940
Series B	1
Options	225,674
Warrants	728,765
Series E (Warrant)	1,911,107
Series E-1 (MARA Note)	2,479,935
Series C (GBV Notes)	-
Common (GBV)	-
TOTAL	24,673,422

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Options Outstanding

Date	Name	Amount
6/19/2013	James Crawford	19,231
4/15/2014	Ed Kovalik	5,000
5/14/2014	Frank Knuettel II	72,500
5/14/2014	James Crawford	7,500
9/16/2014	Ed Kovalik	5,000
10/31/2014	Frank Knuettel II	25,000
10/31/2014	James Crawford	20,000
9/16/2015	Ed Kovalik	5,000
10/14/2015	Frank Knuettel II	25,000
10/14/2015	James Crawford	8,750
10/13/2016	Chris Robichaud	5,000
10/13/2016	Edward Kovalik	5,000

Non-Employees
6/11/2013	Harvey Kesner	7,693
2/5/2015	Jason Assad	6,250
10/14/2015	Jason Assad	8,750

TOTAL EMPLOYEES		202,981

TOTAL NON-EMPLOYEES		22,693

TOTAL		225,674

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Warrants Outstanding

Holder	Issued	Expiration	Post Reverese - 10/31/17 (1:4)

Stuart Smith	1/26/2012	1/26/2022	9,616
DBD Credit Funding LLC	1/29/2015	1/29/2020	25,000
Northland Securities, Inc.	12/9/2016	12/9/2021	43,525
Steven Cohen	01/10/17	12/9/2021	125,000
Jeffrey Feinberg Family Trust	01/11/17	12/9/2021	41,667
Wolfson Equities LLC	01/10/17	12/9/2021	41,667
MCEF Capital LLC	01/31/17	12/9/2021	41,667
Heights Capital	01/13/17	12/9/2021	58,250
FLMM	01/25/17	12/9/2021	37,500
Per Magnus Andersson	01/25/17	12/9/2021	4,167
Andrew Schwarzberg	01/09/17	12/9/2021	20,833
P.J. Solit	01/10/17	12/9/2021	16,667
Lebow Family Revocable Trust	01/10/17	12/9/2021	10,417
Privet Fund	01/11/17	12/9/2021	16,667
DBD Credit Funding LLC	1/9/2017	1/29/2020	46,875
OTA LLC	4/18/2017	4/18/2022	14,250
Deane Gilliam 2017 Irrevocable Family Trust	8/31/2017	8/31/2022	175,000

			728,765

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COMPANY DISCLOSURE SCHEDULE

AGREEMENT AND PLAN OF MERGER AMONG

MARATHON PATENT GROUP, INC. (“Parent”),

GLOBAL BIT ACQUISITION CORP. (“Acquirer”) and

GLOBAL BIT VENTURES INC. (“Company”)

Section 3.04 (a) – Consummation of the Merger may constitute a “change of control” under the agreement between the Company and Hypertec Systems Inc., a copy of which is in the data room.

Section 3.08 – The Company did not file Form D with respect to its debt and equity offerings.

Section 3.10 –

●	Agreement with Hypertec Systems Inc.

●	Purchase Agreements dated September 19, 2017 between BTCS and the Company;

●	CIARA quote dated September 26, 2017

●	Purchase Order with CIARA Technologies dated September 27, 2017

●	Consulting Agreement effective October 9, 2017 with Meesha Media Group LLC

●	Purchase Agreements in connection with Company Debt between the Company and each of Barry Honig, Deane Gilliam, HS Contrarian Investments LLC, and Northurst, Inc.

●	Securities Purchase Agreement between the Company and each of Jesse Sutton, Meesha Investments, Peter Benz, Robert O’Braitis, Whittemore Investments, 9288-1473 Quebec Inc., Azzurra Holdings, Deane Gilliam, Northurst, Inc.

●	Securities Purchase Agreements between the Company and each of Daniel Brauser, Birchstreet Capital LLC, Grander Holdings, Inc. 401(k), Richard Molinsky, Noble Wells, David Silverman, Horberg Enterprises LP, Erick Richardson, Michael Ho, Andrew Schwartzberg

●	Security Agreement with respect to Company Debt

●	Asset Purchase Agreement dated February 19, 2018, between Alchimista Inc. and the Company

●	Security Agreement with respect to Company note issued to Alchimista Inc.

●	Master Service Agreement dated February 19, 2018 between the Company and BlockMaintain Inc.

Section 3.25 – The Company issued the Company Debt and has other obligations incurred in the ordinary course of business.

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